Exhibit 99.1

Global Gate Property Corp. Announces Agreement with Intero Real Estate Services, Inc

Global Gate subsidiary working with
Intero in arranging financing for
International Investors in U.S. Real Estate

Los Angeles - June 8, 2011 - Global Gate Property Corp. (OTCBB:GGPC.OB) is pleased to announce that its Los Angeles based subsidiary, Macoy Capital Partners, Inc., has reached an agreement with U.S. real estate agency Intero Real Estate Services, Inc to assist Intero’s international clients in arranging financing for purchasing U.S. real estate.

Macoy Capital works with a number of financing institutions, primarily banks, which will provide financing for foreign buyers of U.S. real estate.  Terms available to international borrowers are improving and documentation requirements becoming less stringent, with loans of up to 70% of value and fixed rate long term loans available, with a wider range of properties covered.

One issue which foreign buyers of U.S. real estate have faced has been the difficulty in obtaining financing, with U.S. banks reluctant to provide financing to non U.S. residents. Issues have included proof of income, getting adequate documentation in English, and the bank obtaining satisfactory credit references, given the different systems, documents and standards around the world.  As a result, sales of U.S. real estate to international buyers have failed to achieve their potential, and an estimated 62% of foreign buyers of U.S. property have paid all cash for their purchase.

Al Mendoza, Managing Director of Intero Real Estate Services, Inc’s Asia Division, said: “We are delighted to extend our existing relationship with Global Gate to include funding for international clients.  Working with Macoy Capital enables us to extend the range of overseas purchasers beyond cash buyers, providing an increased field of purchasers for our U.S. clients.”

Mitchell Ohlbaum, Chief Executive of Macoy Capital, said: “An increasing number of U.S. financial institutions are recognizing the opportunity to service this growing market, increasing the choice of financing products for overseas buyers of U.S. real estate.  We are working with a number of U.S. institutions who are comfortable dealing with Chinese and other international customers.”

David Cheung, head of Global Gate’s Asian operations, said, “Asian buyers are attracted by the relatively low valuations and potential returns from investing in U.S. real estate.  Traditionally international buyers of U.S real estate have had difficulty getting financing for their purchases, particularly if for investment rather than own use, meaning they often had to make all cash acquisitions, limiting the size of the market and increasing the exposure to currency movements.  With the increasing willingness of U.S. institutions to lend, our international offices are working very closely with Macoy’s Los Angeles office and Intero’s offices in the U.S. to  assist investors in identifying the right property in the U.S. and obtaining funding for it".

This release contains certain "forward-looking statements" relating to the business of Global Gate Property Corp. and its subsidiaries. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities & Exchange Commission, available on its web site (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

About Macoy Capital Partners

Macoy Capital is a Los Angeles, California headquartered licensed finance broker and real estate broker. It is licenced by the California Department of Real Estate and the Nationwide Mortgage Licensing System (NMLS).  Its main focus is to broker residential and commercial loans to buyers of U.S. real estate.  In addition, it provides real estate brokerage and property management services in the U.S. to international and local investors.  For additional information, please visit www.macoycapital.com, or email macoy@globalgateproperty.com

About Global Gate Property Corp.

Global Gate is an international real estate group, with offices and associates in North America, Europe and Asia.  Global Gate brings together a management team with over three decades experience in international real estate and of operating and investing in Asia.  Through its offices and partners in Asia, it works with Asian based investors seeking to acquire real estate and invest worldwide, and with international developers and agencies seeking to access investors in Asia.   In January 2011 Global Gate signed an agreement with US real estate agency Intero, giving Global Gate access to properties in the US and elsewhere through Intero’s network of offices in the US and internationally.

Global Gate also provides a range of immigration related products for those seeking residency in a variety of countries, directly and thru its partners.

For additional information, please visit www.globalgatepropery.com or send an email to info@globalgateproperty.com.